November 20, 2008

Dear Shareholder,

Yesterday afternoon, CIB Marine filed its quarterly financial report on Form 10-Q for the third quarter of 2008, with the Securities and Exchange Commission. Since this report contains important information for the shareholders, we want to provide you with a summary of key points contained in the report and encourage you to read the report in its entirety (the report is available at: www.cibmarine.com).

Third quarter and year-to-date 2008 financial performance continued to show significant operating losses at CIB Marine. The loss from continuing operations in the third quarter was $10.1 million or $0.55 per share. This compares to a loss of $8.7 million in the third quarter of 2007. This brings the loss from continuing operations for the nine months ended September 30, 2008 to $26.8 million or $1.46 per share. At September 30, 2008, book value per share was $1.41 compared to $3.29 per share at September 30, 2007.

At September 30, 2008, total assets were $937.1 million compared to $1.0 billion at the end of 2007. The year-to-date net interest margin of the company declined to 2.20% in the first nine months of 2008 from 2.45% in first nine months of 2007.

It should also be noted that the Tier 1 leverage capital ratio of CIB Marine declined to 4.16% as of September 30, 2008 from 7.92% at December 31, 2007. This remains above the minimum required to be classified as “adequately capitalized” under regulatory guidelines (4.00%). CIB Marine’s subsidiary banks, Central Illinois Bank and Marine Bank, both continue to be classified as “well capitalized” under regulatory prompt corrective action guidelines at September 30, 2008.

There were several key contributors to the large continuing operating loss:

•	The net interest margin continues to be depressed by the effect of the high cost of the trust preferred securities.

•	The provision for loan losses was negatively impacted by continued deterioration in the purchased home equity loan portfolios and additional provisions related to the portfolio of CIB Marine’s subsidiary, Citrus Bank, and several specific loans in Marine Bank’s Arizona market. Provision for loan losses in third quarter 2008 was $10.1 million compared to $5.8 million in third quarter 2007. For the first nine months of 2008 provision for loan losses totaled $19.5 million compared to $5.8 million for the same period in 2007.

•	Included in the third quarter results is the closing on the sale of the branches, deposits and majority of the loans of Citrus Bank, which occurred on August 15, 2008. The sale included $86.7 million of deposits and $41.0 million in assets. CIB Marine recognized a pretax gain of $4.2 million on the sale.

In addition to the financial results reported on the Form 10-Q, CIB Marine reported a quarterly update to its capital plan first announced in its 2007 Form 10-K filing. The primary objectives of the capital plan are to bring the trust preferred securities interest payments current as soon as possible (the deferral period expires in the first quarter of 2009), maintain “well capitalized” capital ratios at all of its subsidiary banks, and improve its operating efficiency through revenue growth and expense management. Listed below are several updates to this plan:

•	On August 15, 2008, CIB Marine closed on the sale of the branches, deposits, and the majority of the loans of its Florida subsidiary bank, Citrus Bank, N.A., to a third party. As a result of the sale, CIB Marine retained a small portfolio of loans formerly held by Citrus Bank. The expected liquidation of these loans will provide additional cash to CIB Marine. As of September 30, 2008, CIB Marine held $14.5 million in such loans that it is attempting to collect and an additional $4.0 million in loans held for sale.

•	During the first nine months of 2008, CIB Marine management applied for permission to transfer capital from Marine Bank and Central Illinois Bank to CIB Marine. On July 7, 2008, Marine Bank received a letter from its Wisconsin bank regulator denying its request to reduce its permanent capital. On August 22, 2008, Central Illinois similarly received a letter from its Illinois regulator denying its request to restructure its capital position.

•	At the direction of the Board of Directors, CIB Marine has engaged an investment banker to assist management in identifying and contacting other bank holding companies regarding a possible merger or business combination. The effort to identify potential partners has been extensive over the past twelve months. CIB Marine is currently negotiating a potential definitive agreement with one such midwest bank holding company. However, unless the structure and terms of a transaction are agreed to and a definitive agreement is negotiated, neither CIB Marine nor any potential transaction partner is or will be under any legal obligation to continue these discussions.

•	CIB Marine has also begun negotiations with certain of the trust preferred securities holders to discuss a possible restructuring and/or forgiveness of the accrued and unpaid interest and some or all of the principal on the securities. This negotiation may either be conducted in conjunction with negotiation of a potential definitive agreement or independently by CIB Marine.

CIB Marine understands that you are concerned by its performance and difficulties during the last several years. Let me assure you that it is of the utmost importance to your Board and management that the company takes the best actions possible to return value to its shareholders. CIB Marine realizes that it must act quickly and decisively to address these critical issues facing the company.

CIB Marine will continue to provide updates to you regarding its progress in meeting its objectives and thanks you and its dedicated employees for your continued patience, trust and support.

Sincerely,

John P. Hickey, Jr.
President and CEO

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2007 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.